Exhibit 99.1

BioPharmX Corporation Announces Closing of a $12.5 Million Unit Offering

MENLO PARK, Calif., Nov. 28, 2016 /PRNewswire/ -- BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company developing products for the dermatology market, today announced the closing of its previously announced underwritten public offering of (i) an aggregate 31,489,429 Class A Units, each consisting of one share of the Company's common stock and one seven-year warrant to purchase 0.75 of a share of common stock (which equates to 75% warrant coverage) at an exercise price of $0.35 per share, at a public offering price of $0.35 per unit and (ii) 1,515 Class B Units, each consisting of one share of the Company's Series A convertible preferred stock with a stated value of $1,000 per share and convertible into shares of common stock at the public offering price of the Class A Units, together with the equivalent number of warrants (75% warrant coverage) to purchase shares of common stock at an exercise price of $0.35 per share as would have been issued in connection with a purchase of $1,000 of Class A Units based at the public offering price. Each share of Series A preferred stock is convertible into approximately 2,857 shares of common stock.

Roth Capital Partners, LLC acted as sole book-running manager for the offering.

The Company granted the underwriters a 30-day option to purchase up to 4,723,414 additional shares of common stock and/or additional warrants to purchase up to 3,542,560 shares of common stock to cover over-allotments, if any. The underwriters exercised the over-allotment option to purchase additional warrants to purchase 3,542,560 shares of common stock.

The gross proceeds to BioPharmX from this offering were approximately $12.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding any proceeds that may be received upon exercise of the warrants. BioPharmX intends to use the net proceeds of the offering to fund further clinical development of BPX01, as well as the ongoing expenses of our operations during such development and for working capital and general corporate purposes.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on November 21, 2016. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus related to the offering may be obtained for free by visiting the SEC's website at http://www.sec.gov, or alternatively from the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by telephone at (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioPharmX®

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in the health and wellness markets, including dermatology and women's health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement

Certain statements contained herein, including the company's expected use of net proceeds, are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company's filings with the SEC, including the registration statement on Form S-1 relating to this offering and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect the company's results of operations, which would, in turn, have a significant and adverse impact on the company's stock price. The company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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CONTACT: Nina Brauer, Sr. Manager Marketing and Communications, BioPharmX Corporation, P: 650-889-5030, nbrauer@biopharmx.com, or Investor Relations, investors@biopharmx.com.